Exhibit 10.4

EXECUTION VERSION

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT

dated as of September 17, 2008

among

LEHMAN BROTHERS HOLDINGS INC.,
a Debtor and Debtor in Possession,
as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BARCLAYS BANK PLC

as Administrative Agent and Collateral Agent,

and

BARCLAYS CAPITAL,

as Sole Lead Arranger, Sole Bookrunner

and Sole Syndication Agent

$450 Million Senior Secured Superpriority Debtor In Possession Credit Facilities

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APPENDICES:

Appendix A	Commitments

Appendix B	Notices

SCHEDULES:

Schedule 4.1	Organizational Structure and Capital Structure

Schedule 4.2	Capital Stock and Ownership

Schedule 4.10	Material Adverse Effect

Schedule 4.14	Real Estate

Schedule 4.17	Material Contracts

Schedule 6.2	Liens

Schedule 4.12	Transactions with Shareholders and Affiliates

Schedule 8.1	Environmental Matters

EXHIBITS:

Exhibit A-1	Form of Funding Notice

Exhibit A-2	Form Conversion/Continuation Notice

Exhibit B-1	Form of Term Loan Note

Exhibit B-2	Form of Revolving Loan Notice

Exhibit C	Form of Compliance Certificate

Exhibit D-1	Form of Opinion of Weil, Gotschal & Manges LLP

Exhibit D-2	Form of Opinion of Richards, Layton & Finger LLP

Exhibit E	Form of Assignment and Assumption Agreement

Exhibit F	Form of Certificate Re Non-Bank Status

Exhibit G	Form of Closing Date Certificate

Exhibit H	Form of Pledge Agreement

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Exhibit I	Form of Interim Order

Exhibit J	Form of Cash Flow Forecast

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT

This SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT, dated as of September 17, 2008, is entered into by and among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code (as defined below) (“Borrower”), the Lenders party hereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on September 15, 2008 (the “Petition Date”), Borrower filed a voluntary petition for relief (collectively, the “Chapter 11 Case”) under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, Borrower is continuing to operate its business and manage its properties as debtors in possession under sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Borrower has requested that (a) Lenders provide (a) a secured superpriority multiple draw term loan of $250,000,000 and (b) Lenders provide a secured superpriority revolving credit facility of $200,000,000, to fund the continued operation of Borrower’s businesses as debtor and debtor in possession under the Bankruptcy Code;

WHEREAS, Lenders are willing to make available to Borrower such post-petition loans and other extensions of credit upon the terms and subject to the conditions set forth herein and in the Orders; and

WHEREAS, Borrower has agreed to secure its obligations to Lenders hereunder with, inter alia, security interests in certain assets, all as more fully provided herein, in the Orders and in the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.         DEFINITIONS AND INTERPRETATION

1.1          Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Account Debtor” as defined in the UCC and includes any Person obligated in respect of an Account.

“Account” as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Barclays Bank for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided that in no event, will the Adjusted Eurodollar Rate be less than 3.50%.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.21(b).

“Affected Loans” as defined in Section 2.21(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent, Collateral Agent and Syndication Agent.

“Aggregate Amounts Due” as defined in Section 2.20.

“Agreement” means this Senior Secured Superpriority Debtor In Possession Credit Agreement, dated as of September 17, 2007, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now or previously owned or hereafter acquired, including, without limitation, the Capital Stock of any of Borrower’s Subsidiaries, other than inventory sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief restructuring officer and such Person’s chief financial officer or treasurer.

“Availability” means, (i) with respect to the Term Facility, an amount equal to the aggregate amount of the Term Commitments, minus the principal amount of the Term Loans outstanding, and (ii) with respect to the Revolving Facility, an amount equal to the aggregate Revolving Commitment, minus the aggregate principal amount of the Revolving Loans.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” as defined in the recitals hereto or means any other court having competent jurisdiction over the Chapter 11 Case.

“Barclays Bank” as defined in the preamble hereto.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided that in no event, will the Base Rate be less than 4.50%.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrowing” means a group of Revolving Loans or Term Loans of one Type that are made on the same day or are converted into Revolving Loans or Term Loans of one Type on the same day.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, trust units and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Carve-Out” shall have the meaning ascribed to such term in the Interim Order or, after the effective date thereof, the Final Order.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“Cash Flow Forecast” means a 13-week cash flow forecast in substantially the form of Exhibit J and otherwise in form and substance satisfactory to, and approved by, Administrative Agent in its sole and absolute discretion, which forecast shall, among other things, detail projected cash receipts and cash disbursements on a weekly basis for the then current week and updated weekly thereafter.

“Cash Management Services” means any services provided from time to time to Borrower in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment overdraft and/or wire transfer services.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership of a majority on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Borrower cease to be occupied by Persons who either (a) were members of the board of directors of Borrower on the Closing Date or (b) were nominated for election by the board of directors of Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iii) Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Neuberger unless as a result of a transaction expressly permitted under Section 6.9.

“Chapter 11 Case” as defined in the recitals hereto.

“Claim” has the meaning given to such term in Section 101(5) of the Bankruptcy Code.

“Closing Date” means the date on which the initial Credit Extensions are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for all or any part of the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge Agreement, the Orders, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of such Credit Party as security for the Obligations or to preserve, protect or perfect such Lien.

“Collections” means amounts received in cash by the Credit Parties in any given budgeted week and identified as “Collections” pursuant to the Cash Flow Forecast (excluding amounts referred to in the Cash Flow Forecast as “Other Receipts”).

“Commitments” means the Revolving Loan Commitments and the Term Loan Commitments.

“Committee” means the official statutory committee of unsecured creditors appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code or any other statutory committee appointed in the Chapter 11 Case.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Assets” means, as to any Person, the assets of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Orders and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Exposure” means the sum of (i) the Revolving Loan Exposure and (ii) the Term Loan Exposure.

“Credit Extension” means the making of a Term Loan or a Revolving Loan.

“Credit Facilities” means (i) the Term Facility and (ii) the Revolving Facility.

“Credit Party” means the Borrower.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the

Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.15, Section 2.16 or Section 2.17 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.6(c).

“Defaulting Lender” as defined in Section 2.6(c).

“DIP Budget” means a forecast in form and substance satisfactory to, and approved by, Administrative Agent in their sole and absolute discretion, which forecast shall detail Borrower’s anticipated income statement, balance sheet and cash flow statement, each on a consolidating and consolidated basis for Borrower and its Subsidiaries, together with a written set of assumptions supporting such statements, for the period commencing on or prior to the Petition Date and ending on or after a date that is 6 months after the Closing Date and setting forth the anticipated uses of the Commitments on a monthly basis; and which shall include, for each calendar month, a forecast of the aggregate Credit Exposure forecasted to be outstanding at the end of such calendar month and the total cash disbursements budgeted for such calendar month.

“Document” as defined in the UCC.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Date” means the date upon which a plan of reorganization in the Chapter 11 Case becomes effective.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, no Affiliate of Borrower shall be an Eligible Assignee.

“Employee Benefit Plan” means in respect of the Borrower, any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Enforcement Action” means any action to enforce any Obligations or Credit Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, orders-in-council rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an `”accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of title IV of ERISA.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Indebtedness” means (a) Prepetition Indebtedness and (b) any other Indebtedness of the Subsidiaries of the Borrower existing prior to the date hereof.

“Extraordinary Expenses” means all costs, expenses or advances that any Agent or Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (i) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (ii) any action, arbitration or other proceeding (whether instituted by or against any Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Collateral Agent’s Liens with respect to any Collateral), Credit Documents or Obligations, including any lender liability or other Indemnitee Claims; (iii) the exercise, protection or enforcement of any rights or remedies of any Agent or Lender in, or the monitoring of, any Insolvency Proceeding; (iv) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (v) any Enforcement Action; or (vi) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Credit Documents or Obligations.  Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” as defined in Section 3.1(v).

“Final Order” means an order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001 approving this Agreement and the other Credit Documents and authorizing the incurrence by the Credit Parties of permanent post-petition secured and superpriority Indebtedness in accordance with this Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, and which is in form and substance satisfactory to Administrative Agent and Requisite Lenders.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(k).

“First Day Orders” means all orders entered by the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on the Petition Date.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Liens which are junior in priority to Collateral Agent’s Lien on such Collateral, valid and enforceable mortgages existing on the Closing Date and set forth on Schedule 6.2 and inchoate Liens arising by operation of law for which amounts are not yet due and payable.

“Fiscal Month” means a fiscal month of any Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on November 30 of each calendar year.

“Full Payment” means, with respect to any Obligations, (i) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (ii) a release of any Indemnitee Claims of Obligors against Agent and Lenders arising on or before the payment date.  No Revolving Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“Funding Default” as defined in Section 2.6(c).

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court,

agency, central bank, tribunal or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Borrower’s or any of its Subsidiaries’ businesses.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries, for Fiscal Years 2005, 2006, and 2007, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Borrower and its Subsidiaries as at the most recently ended Fiscal Month and Fiscal Quarter for which such financial statements are available, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the period since the beginning of Fiscal Year 2007 ending on such date.

“Increased-Cost Lenders” as defined in Section 2.25.

“Incremental Facility” means that portion of the Credit Facilities made available to Borrower from and after the Incremental Facility Effective Date.

“Incremental Facility Effective Date” means the date on which the conditions precedent set forth in Section 3.2 shall have been satisfied.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the indebtedness obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness obligation of the obligor thereof will be paid, or any agreement relating to such indebtedness obligation will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the indebtedness obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)); (ii) the statements contained in the commitment letter delivered by any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Indemnitee Claims” means all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of any Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (i) any Credit Document or transactions relating thereto, (ii) any action taken or omitted to be taken by any Indemnitee in connection with any Credit Document, (iii) the existence or perfection of any Liens, or realization upon any Collateral, (iv) exercise of any rights or remedies under any Credit Document or applicable law, rule, regulation or order of any Governmental Authority, or (v) failure by any Obligor to perform or observe any terms of any Credit Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (i) the entry or issue of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (ii) the appointment of a receiver, receiver-manager, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (iii) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” as defined in the Pledge Agreement.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the first Business Day of each month commencing on October 1, 2008 and the Maturity Date and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period; and upon prepayment, in each case payable in arrears.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two- or three-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business

Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of the immediately following calendar month; and (c) no Interest Period with respect to any portion of any Loan shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interim Facility” means that portion of the Term Facility made available to Borrower prior to the Incremental Facility Effective Date, as approved by the Interim Order.

“Interim Term Loan Commitment Amount” means $200,000,000.

“Interim Order” means that certain order of the Bankruptcy Court in substantially the form of Exhibit I and otherwise in form and substance reasonably satisfactory to Administrative Agent and Required Lenders approving the Interim Facility, as to which no stay has been entered and which has not been reversed, modified, vacated or overturned.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than Borrower), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, and the outstanding amount thereof, in each case, at any time shall be calculated net of any principal repayment or return of capital with respect thereto following the Closing Date (such repayment or return not to be in excess of the original amount invested).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Judgment Conversion Date” as defined in Section 10.24(a).

“Judgment Currency” as defined in Section 10.24(a).

“LBI Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of the date hereof (this “Agreement”), among the Borrower, Lehman Brothers Inc., LB 745 LLC and Barclays Capital Inc.

“LBI Asset Purchase Agreement Termination Date” “LBI Asset Purchase Agreement Termination Date” means, the earliest to occur of:

(i)            if the LBI Asset Purchase Agreement terminates after the drop dead date pursuant to Section 4.4(a) thereof, the date of the earlier of: (a) the Bankruptcy Court’s approval of any alternative transaction, and (b) 30 days after the termination of the LBI Asset Purchase Agreement;

(ii)           if the LBI Asset Purchase Agreement terminates by mutual consent pursuant to Section 4.4(b) thereof, 30 days after the termination of the LBI Asset Purchase Agreement;

(iii)          if the LBI Asset Purchase Agreement terminates pursuant to Section 4.4(c) thereof as a result of an injunction or otherwise, 30 days after the termination of the LBI Asset Purchase Agreement;

(iv)          if the LBI Asset Purchase Agreement terminates pursuant to Section 4.4(d) thereof as a result of the Bankruptcy Court’s approval of a Competing Transaction (as defined in the LBI Asset Purchase Agreement), the date of such termination; and

(v)           if the LBI Asset Purchase Agreement terminates pursuant to Section 4.4(e) thereof as a result of the Breakup Fee and Competing Bid Order (as defined in the LBI Asset Purchase Agreement) not being approved by the Bankruptcy Court, 30 days after the termination of the LBI Asset Purchase Agreement.

“LBI Transaction” means the asset sale or purchase transactions contemplated under the LBI Asset Purchase Agreement.

“Lead Lender” means (i) Barclays Bank, so long as Barclays’ and its Affiliates’ aggregate Commitment is not less than $225,000,000 (or if the Commitments have terminated, not less than 25% of the outstanding principal balance of the Loans is funded by Barclays Bank and its Affiliates)

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Libro Holdings” means Libro Holdings I Inc., a Delaware corporation.

“License” means any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor” means any Person from whom an Obligor obtains the right to use any Intellectual Property.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, hypothec, deemed trust, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means any Revolving Loan or Term Loan made by a Lender under this Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; (iv) the material rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document; or (v) the perfection or priority of the Liens granted pursuant to this Agreement, the Collateral Documents and the Orders; provided however, any reference to a “Material Adverse Effect” specifically relating to Neuberger shall mean a material adverse effect on and/or material adverse developments with respect to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Neuberger and its Subsidiaries taken as a whole.

“Material Contract” means (a) any post-petition contract or other agreement (other than the Credit Documents), written or oral, of Borrower involving monetary liability of or to any Person in an amount in excess of $500,000 in any Fiscal Year and (b) any other post-petition contract or other arrangement to which Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary with consolidated assets greater than or equal to 7.5% of the Consolidated Assets of the Borrower.  For the purposes of this definition, the Consolidated Assets of the Borrower or any of its Subsidiaries at any time shall be determined on the basis of the most recent financial statements delivered at or prior to such time pursuant to Section 5.1 (or the Historical Financial Statement, if financial statements have not been theretofore delivered pursuant to Section 5.1).

“Maturity Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) twenty-five (25) days after the date hereof, if the Final Order has not yet been entered by the Bankruptcy Court (and become final and non-appealable as set forth in the definition of “Final Order”) prior to such date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), (iii) the LBI Asset Purchase Agreement Termination Date, (iii) the date that all Loans shall become due and payable in full hereunder, and (iv) in the case each of the Term Facility and Revolving Facility, the date of termination of all of the Commitments under such Term Facility or Revolving Facility, pursuant to Section 2.15 or Section 2.16, as the case may be.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Month or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale by Borrower, and any Asset Sale of the ordinary course of business by Borrower’s Subsidiaries, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on (x) with respect to Borrower, any Indebtedness (other than the Obligations) that is secured by a Lien perfected and unavoidable on the stock or assets in question and that is required by the Bankruptcy Court to be repaid under the terms thereof as a result of such Asset Sale and (y) with respect to any Subsidiary, any Indebtedness required to be repaid as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Neuberger” means Neuberger Berman Holdings LLC.

“Neuberger Entity” means Neuberger and any Subsidiary of Neuberger.

“Neuberger Transaction” means the sale, transfer or other disposition of assets of Neuberger and its Subsidiaries or capital stock of Neuberger, except immaterial sales, transfers or other dispositions of such assets (excluding sales, transfers or other dispositions of assets among Neuberger and its Subsidiaries).

“Nonpublic Information” means information that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Consenting Lender” as defined in Section 2.25.

“Non-Neuberger Entity” means any Subsidiary of the Borrower that is not a Neuberger Entity.

“Non-US Lender” as defined in Section 2.23(c).

“Note” means a promissory note in the form of Exhibit B-1 or B-2, as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice, or a Conversion/Continuation Notice.

“Obligation Currency” as defined in Section 10.24(a).

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, including, without limitation, with respect to (i) the Loans, (ii) interest, expenses, fees and other sums payable under the Credit Documents, (iii) obligations under any indemnity for Claims, (iv) Extraordinary Expenses, (v) Cash Management Services, and (vi) other Indebtedness, obligations and liabilities of any kind owing pursuant to the Credit Documents, in each case whether for principal, interest, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligor” means Borrower and any other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Collateral Agent on its assets to secure any Obligations.

“Operating Disbursements” means amounts spent in support of the operations of the Borrower and its Subsidiaries and identified as “Operating Disbursements” pursuant to the Cash Flow Forecast.

“Orders” (a) at any time prior to the Incremental Facility Effective Date, the Interim Order and (b) thereafter, the Interim Order and the Final Order.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Payment Item” means each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” as defined in the recitals hereto.

“Platform” as defined in Section 5.1(r).

“Plan” means any employee pension benefit (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement to be executed by Borrower substantially in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.

“Prepetition Indebtedness” means all Indebtedness of Borrower outstanding immediately prior to the commencement of the Chapter 11 Case.

“Prime Rate” means the rate per annum equal to the prime rate of interest announced by Barclays from time to time as its “prime rate” (it being acknowledged that such announced prime rate may not necessarily be the lowest rate charged by Barclays to any of its customers), changing when and as said prime rate changes.

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower and each Lender.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means with respect to all payments, computations and other matters (a) relating to the Revolving Loans of any Revolving Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Revolving Lender by (ii) the aggregate Revolving Loan Exposure of all Revolving Lenders, and (b) relating to the Term Loan of any Term Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Term Lender by (ii) the aggregate Term Loan Exposure of all Term Lenders.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Register” as defined in Section 2.8(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.25.

“Reporting Month” means each Fiscal Month other than any Fiscal Month ending the same date as any Fiscal Quarter.

“Requisite Lenders” means the Lead Lender, or to the extent Barclays no longer qualifies as a Lead Lender, one or more Lenders having or holding Credit Exposure and representing more than 50% of the sum of the aggregate Credit Exposure of all Lenders.

“Requisite Revolving Lenders” means the Lead Lender, or to the extent the Lead Lender no longer exists, one or more Revolving Lenders having or holding Revolving Loan Exposure and representing more than 50.0% of the sum of the aggregate Revolving Loan Exposure of all Revolving Lenders.

“Requisite Term Lenders” means the Lead Lender, or to the extent the Lead Lender no longer exists, one or more Term Lenders having or holding Term Loan Exposure and representing more than 50.0% of the sum of the aggregate Term Loan Exposure of all Term Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower now or hereafter outstanding, and (iv) any loan or advance by any of Borrower’s Subsidiaries to Borrower except to the extent expressly provided for in, and consistent with, the Cash Flow Forecast and the DIP Budget.

“Revolving Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans.

“Revolving Lender” means each Lender that (a) has a Revolving Loan Commitment or (b) holds a Revolving Loan.

“Revolving Loan” means a Revolving Loan made by a Lender to Borrower pursuant to Section 2.2.

“Revolving Loan Commitment” means the commitment of a Lender to make or otherwise fund a Revolving Loan and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Loan Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Loan Commitments as of the Closing Date is $200,000,000.

“Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination while Revolving Loans are outstanding, the aggregate outstanding principal amount of Revolving Loans of such Lender; provided, that at any time no Revolving Loans are outstanding, the Revolving Loan Exposure of any Lender shall be equal to the outstanding amount of the Revolving Loan Commitment of such Lender.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Scheduled Maturity Date” means the earlier of (i) the six-month anniversary of the Closing Date, and (ii) the Effective Date.

“Secured Parties” has the meaning assigned to that term in the Pledge Agreement.

“Securities” means any stock, shares, partnership interests, trust units, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement Confirmation” as defined in Section 10.6(b).

“Settlement Service” as defined in Section 10.6(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Syndication Agent” means Barclays Capital.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by a Governmental Authority (including interest, penalties and additions thereto); provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Lender” means each Lender that (a) has a Term Loan Commitment or (b) holds a Term Loan.

“Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Term Loan Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $250,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, that at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Terminated Lender” as defined in Section 2.25.

“Type” means, with respect to Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction; provided that where the perfection, effect of perfection or non-perfection or priority of any Lien granted under any Collateral Document is governed by the laws as the Province of Ontario, UCC shall include the Personal Property Security Act (Ontario) as the context requires.

“U.S. Trustee” means the United States Trustee for the Southern District of New York.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2          Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(g), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3          Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  Unless the prior written consent of Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.  References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.  The terms “Lender,” “Administrative Agent,” “Collateral Agent,” “Syndication Agent” and “Agent” include, without limitation, their respective successors.

SECTION 2.         LOANS

2.1          Term Loan Commitments.

(a)           Term Loans.  Subject to the terms and conditions hereof, each Term Lender severally agrees to make (i) from time to time until the Incremental Facility Effective Date, Term Loans to Borrower in an aggregate principal amount outstanding at any time not greater than an amount equal to 80% of such Revolving Lender’s Term Loan Commitment (provided that the aggregate principal amount of outstanding Term Loans shall not exceed the Interim Term Loan Commitment Amount prior to the Incremental Facility Effective Date) and (ii) from time to time from Incremental Facility Effective Date until the 90th day after the date hereof, Term Loans to Borrower in an aggregate amount outstanding at any time not greater than an amount equal to any remaining undrawn amount of such Term Lender’s Term Loan Commitment; provided that, until the Incremental Facility Effective Date, Borrower may request no more than two (2) Borrowings under the Term Facility and no more than four (4) additional Borrowings under the Term Facility shall be permitted thereafter. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.  Subject to Section 2.17, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the 90th day after the date hereof.

(b)           If the Incremental Facility Effective Date shall not have occurred on or before the twenty-fifth (25th) day after the entry by the Bankruptcy Court of the Interim Order, the aggregate remaining undrawn Term Loan Commitments shall be permanently terminated on such day.

2.2          Revolving Loan Commitments.

(a)           Revolving Loans.  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make, from time to time from the later of (i) the date on which the Term Loan Facility has been drawn in full (or if earlier, the date on which the Term Loan Commitments expire pursuant to Section 2.1(a)) and (ii) the Incremental Facility Effective Date through the Maturity Date, Revolving Loans to Borrower in an aggregate amount outstanding at any time not greater than such Revolving Lender’s Revolving Loan Commitment.  Subject to Section 2.17, all amounts owed hereunder with respect to the Revolving Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Revolving Loan Commitment shall terminate immediately and without further action on the Maturity Date.  In no event shall Lenders have any obligation to honor a request for a Revolving Loan if the unpaid balance of Revolving Loans outstanding at such time (including the requested Revolving Loan) would exceed the aggregate Revolving Loan Commitments.

(b)           [Reserved].

(c)           [Reserved].

(d)           [Reserved].

(e)           If the Incremental Facility Effective Date shall not have occurred on or before the twenty-fifth (25th) day after the entry by the Bankruptcy Court of the Interim Order, the aggregate Revolving Loan Commitments shall be permanently terminated on such day.

2.3          Borrowing Mechanics for Term Loans.

(a)           Subject to Section 2.1, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 11:00 a.m. (x) on the Business Day of the proposed Borrowing, in the case of Base Rate Loans, and (y) at least 3 Business Days prior to the date of the proposed Borrowing, in the case of Eurodollar Rate Loans.  Notices received after 11:00 a.m. shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Term Lender of the proposed Borrowing.

(b)           Each Term Lender shall make its Term Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date of each proposed Borrowing, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified in Section 3.3, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the date of each proposed Borrowing by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received from Term Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or credit (or sent by wire transfer) to such other account as may be designated in writing to Administrative Agent by Borrower.

2.4          Borrowing Mechanics for Revolving Loans.

(a)           Funding Notice.

(i)            Subject to Section 2.2, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 11:00 a.m. (x) on the Business Day of the proposed Borrowing, in the case of Base Rate Loans, and (y) at least 3 Business Days prior to the date of the proposed Borrowing, in the case of Eurodollar Rate Loans.  Notices received after 11:00 a.m. shall be deemed received on the next Business Day.

Each Notice of Borrowing shall be irrevocable.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Revolving Lender of the proposed Borrowing.

(ii)           Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges) shall be deemed to be a request for Base Rate Loans on the due date and in the amount of such Obligations.  The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligation.

(iii)          [Reserved].

(b)           Fundings by Lenders.  Each Revolving Lender shall make its Revolving Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date of each proposed Borrowing, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified in Section 3.3, Administrative Agent shall make the proceeds of the Revolving Loans available to Borrower on the date of each proposed Borrowing by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received from Revolving Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or credit (or sent by wire transfer) to such other account as may be designated in writing to Administrative Agent by Borrower.

(i)            [Reserved].

2.5          Notes.  At any time after the date hereof, upon request of any Lender, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) promptly after Borrower’s receipt of such notice a Note or Notes to evidence such Lender’s Loan.

2.6          Pro Rata Shares; Availability of Funds; Defaulting Lenders.

(a)           Pro Rata Shares.  All (x) Term Loans shall be made by Term Lenders simultaneously and proportionately to their respective Pro Rata Shares and (y) Revolving Loans shall be made by Revolving Lenders simultaneously and proportionately to their respective Pro Rata Shares; it being understood that, in each case, no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)           Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the date of any proposed Borrowing that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date of such proposed Borrowing until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such proposed Borrowing until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.6(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)           Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (i) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (ii) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans shall, if Borrower so directs at the time of making such voluntary prepayment, be applied to the outstanding Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, and (B) any mandatory prepayment of the Loans shall, if Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (ii); (iii) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating the fee payable to Lenders pursuant to Section 2.12 in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.12 with respect to such Defaulting Lender’s Commitments in respect of any Default Period with respect to such Defaulting Lender; and (iv) the Revolving Loans as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.6(c), performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.6(c).  The rights and remedies against a Defaulting Lender under this Section 2.6(c) are in addition to other rights and remedies which Borrower may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.7          Use of Proceeds.  The proceeds of the Loans shall be applied by Borrower solely as follows:  (i) with respect to each Facility, (a) to fund post-petition operating expenses of the

Borrower (and direct obligations of the Borrower relating to the business of the Borrower and its Subsidiaries as a whole, but to the extent any such expenses relate to the business of any Subsidiary, such expenses shall be reimbursed by such Subsidiary to the Borrower promptly thereafter) incurred in the ordinary course of business consistent with past practice (and, in any event, after the Incremental Facility Effective Date, in accordance with the DIP Budget) and to fund such amounts authorized under the First Day Orders, (b) to pay certain other costs and expenses of administration of the Chapter 11 Case, and (c) for working capital, capital expenditures and other general corporate purposes of the Borrower not in contravention of any requirement of law or the Credit Documents, in each case of this clause (ii) to the extent permitted by the Cash Flow Forecast and, after the Incremental Facility Effective Date, the DIP Budget.  Borrower shall use the entire amount of the proceeds of each Loan in accordance with this Section 2.7; provided, however, that (A) nothing herein shall in any way prejudice or prevent Administrative Agent or Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including, without limitation, any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest, and (B) Borrower shall not use the proceeds from any Loans for any purpose that is prohibited under the Bankruptcy Code.

2.8          Evidence of Debt; Register; Lenders’ Books and Records.

(a)           Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender e, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)           Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders, Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan.  Borrower hereby designates Barclay’s Bank to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.8, and Borrower hereby agrees that, to the extent Barclay’s Bank serves in such capacity, Barclay’s Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

2.9          Interest on Loans.

(a)           Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            if a Base Rate Loan, at the Base Rate plus 5.00% per annum (which shall increase to 6.50% per annum beginning on the 60th day following the date hereof); or

(ii)           if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 6.00% per annum (which shall increase to 7.50% per annum beginning on the 60th day following the date hereof);

(b)           Except as otherwise set forth herein, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            if a Base Rate Loan, at the Base Rate plus 5.00% per annum (which shall increase to 6.50% per annum beginning on the 60th day following the date hereof); or

(ii)           if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 6.00% per annum (which shall increase to 7.50% per annum beginning on the 60th day following the date hereof).

(c)           The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the date that Administrative Agent notifies Borrower and the Administrative Agent that the primary syndication of the Loans has been completed, as determined by Administrative Agent, the Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.  If on any day a Loan is outstanding with respect to which a Funding Notice or a Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(d)           In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(e)           Interest payable pursuant to Sections 2.9(a) and (b) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(f)            [Reserved].

(g)           [Reserved].

(h)           [Reserved].

2.10        Conversion/Continuation.

(a)           Subject to Section 2.21 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)            to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.21 in connection with any such conversion; or

(ii)           upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)           Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.11        Default Interest.  Upon the occurrence and during the continuance of any Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.11 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.12        Fees.

(a)           Unused Line Fee.  Borrower shall pay to Administrative Agent, for the benefit of Lenders in proportion to their respective Pro Rata Shares, a fee equal to 1.00% per annum on the amount of the average daily balance of undrawn Commitments.  Such fee shall be payable in arrears, on the first day of each month and on the Maturity Date, in each case until the applicable Commitments have been terminated in accordance with the terms hereof.  The unused line fee shall be computed for the actual days elapsed based on a year of 360 days.

(b)           [Reserved].

(c)           Fee Letter.  Borrower shall pay all fees in accordance with the Fee Letter.

(d)           [Reserved].

2.13        Payment of Obligations.  Upon the Maturity Date (whether by acceleration or otherwise) each Agent and each Lender shall be entitled to immediate payment of any of the Obligations under this Agreement or under any of the other Credit Documents, without further application or order of the Bankruptcy Court, and Borrower shall immediately pay all Obligations.

2.14        [Reserved].

2.15        Voluntary Prepayments of Term Loans; Commitment Reductions.

(a)           Term Loans may be prepaid from time to time, without penalty or premium.

(b)           All such prepayments shall be made:

(1)           upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)           upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans by telefacsimile or telephone to each Term Lender).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(c)           Borrower may permanently reduce the Term Loan Commitments, on a Pro Rata basis for each Term Lender, from time to time upon written notice to Administrative Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five Business Days prior to the end of a month and shall be effective as of the first day of the next month.  Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof

2.16        Voluntary Prepayments of Revolving Loans; Commitment Reductions.

(a)           Revolving Loans may be prepaid from time to time, without penalty or premium.

(b)           All such prepayments shall be made:

(1)           upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)           upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Revolving Loans by telefacsimile or telephone to each Revolving Lender).  Upon the giving of any such notice, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(c)           Borrower may permanently reduce the Revolving Loan Commitments, on a Pro Rata basis for each Revolving Lender, from time to time upon written notice to Administrative Agent, which notice shall specify the amount of the reduction, shall be irrevocable once given, shall be given at least five Business Days prior to the end of a month and shall be effective as of the first day of the next month.  Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.17        Mandatory Prepayments.

(a)           Asset Sales.  No later than the Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the

Loans as set forth in clause (h) below in an aggregate amount equal to such Net Asset Sale Proceeds.

(b)           Insurance/Condemnation Proceeds.  No later than the Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds with respect to Collateral, Borrower shall prepay the Loans as set forth in clause (h) below in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.

(c)           Issuance of Equity Securities.  On the date of receipt by Borrower of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Borrower or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), Borrower shall prepay the Loans as set forth in clause (h) below in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)           Issuance of Indebtedness.  On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced as set forth in clause (h) below in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e)           Excess Cash and Cash Equivalents.  If, at the end of any Business Day, the Borrower is holding Cash and Cash Equivalents (including, without limitation, any Cash and Cash Equivalents held by the Borrower on the Petition Date to the extent that the Bankruptcy Court has approved the Borrower’s use thereof) in an aggregate amount in excess of the sum of (x) $5,000,000 and (y) amounts necessary to cover the aggregate amount of checks issued by the Borrower that remain outstanding as of such date in an amount of up to $7,000,000 without the prior consent of the Administrative Agent which shall not be unreasonably withheld, Borrower shall, on the immediately succeeding Business Day, pay to the Administrative Agent that amount in excess of the sum of items (x) and (y) above, which shall be applied to repayment of the Revolving Loans as provided in subsection (h) of this Section 2.17 (and shall not be required to be applied to the repayment of the Term Loans).

(f)            Extraordinary Receipts.  No later than the Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from any United States, State, local or foreign tax refund or any indemnitee, purchase price adjustment or other payment received outside of the ordinary course of business, Borrower shall prepay the Loans as set forth in Section 2.18 in an aggregate amount equal to 100% of such proceeds, net of reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(g)           Prepayment Certificate.  Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to Sections 2.17(a) through 2.17(f), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Loan Commitments shall be permanently reduced as set forth in Section 2.18 in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(h)           Application of Mandatory Prepayments.

(i)            Subject to the provisions of Section 2.18(c), any prepayments made by Borrower pursuant to clause (a) of this Section 2.17 with respect to the Neuberger Transaction shall be applied as follows:

(1)           first, interest;

(2)           second, to repay the outstanding principal balance of the Revolving Loans until the Revolving Loans shall have been paid in full;

(3)           third, to repay the outstanding principal balance of the Term Loans until the Term Loans shall have been prepaid in full; and

(4)           fourth, ratably to repay all other outstanding Obligations.

(ii)           Subject to the provisions of Section 2.18(c), any prepayments made by Borrower pursuant to clause (a) of this Section 2.17 with respect to the LBI Transaction shall be applied as follows:

(1)           first, interest;

(2)           second, to repay the outstanding principal balance of the Term Loans until the Term Loans shall have been prepaid in full;

(3)           third, to repay the outstanding principal balance of the Revolving Loans until the Revolving Loans shall have been paid in full; and

(4)           fourth, ratably to repay all other outstanding Obligations.

(iii)          Subject to the provisions of Section 2.18(c), any prepayments made by Borrower pursuant to clause (a) of this Section 2.17 other than with respect to the Neuberger Transaction or the LBI Transaction shall be applied as follows:

(1)           first, interest;

(2)           second, an amount equal to the lesser of (x) 50% of the Net Asset Sale Proceeds and (y) the outstanding principal balance of the Term Loans, shall be applied to repay the outstanding principal balance of the Term Loans;

(3)           third, to repay the outstanding principal balance of the Revolving Loans until the Revolving Loans shall have been paid in full; and

(4)           fourth, ratably to repay all other outstanding Obligations.

(iv)          Subject to the provisions of Section 2.18(c), any prepayments made by Borrower pursuant to clause (b) through and including (g) of this Section 2.17 shall be applied as follows:

(1)           first, interest;

(2)           second, to repay the outstanding principal balance of the Term Loans until the Term Loans shall have been prepaid in full;

(3)           third, to repay the outstanding principal balance of the Revolving Loans until the Revolving Loans shall have been paid in full;

(4)           fourth, ratably to repay all other Obligations.

All repayments of Revolving Loans required to be made pursuant to clauses (i) through and including (iv) of this Section 2.17(h) shall result in a permanent reduction of the Revolving Loan Commitments in an amount equal to the aggregate principal amount of the Revolving Loans prepaid.

2.18        Application of Payments.

(a)           Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans.  Any prepayment of Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.21(c).

(b)           [Reserved].

(c)           Post-Default Allocation of Payments.

(i)            Allocation.  Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(1)           first, to all costs, expenses and indemnities to the Agents and Lenders, including Extraordinary Expenses and Indebtedness owing with respect to any Cash Management Services, owing to Agents;

(2)           second, to all Obligations constituting fees and interest;

(3)           third, ratably to repay the Loans; and

(4)           fourth, to all other Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  The allocations set forth in this Section are solely to determine the rights and priorities of the Agents and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor.  This Section is not for the benefit of or enforceable by Borrower.

(ii)           Erroneous Application.  Agents shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

2.19        General Provisions Regarding Payments.

(a)           All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)           All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)           The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)           Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)           Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)            Borrower hereby authorizes the Administrative Agent in order to cause timely payment to be made to Agents of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)           Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall (except for the purpose of Section 8.1(a)) not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.11 from the date such amount was due and payable until the date such amount is paid in full.

(h)           [Reserved]

(i)            If and to the extent any payment owed to any Agent or any Lender is not made when due, the Borrower hereby authorizes each Agent and such Lender, subject to any notice period provided in the Orders, to setoff and charge any amount so due against any deposit account maintained by the Borrower with the Administrative Agent or such Lender, whether or not the deposit therein is then due.

2.20        Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.21        Making or Maintaining Eurodollar Rate Loans.

(a)           Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)           Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.21(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.21(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)           Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)           Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)           Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.21 and under Section 2.22 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.21 and under Section 2.22.

2.22        Increased Costs; Capital Adequacy.

(a)           Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.23 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender), or compliance by such Lender with any guideline, request or directive issued or made after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.22(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)           Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein, or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.22(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.23        Taxes; Withholding, etc.

(a)           Payments to Be Free and Clear.  All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)           Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent, Collateral Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent, Collateral Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent, Collateral Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent, Collateral Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except if, and only to the extent that, any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(c)           Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal

Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or within five (5) Business Days of the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion):

(i)            two original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax, or subject to deduction or withholding at a reduced rate, with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents; or

(ii)           if such Lender is claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate in the form of Exhibit F to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 871(h)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” related to Borrower as described in section 881(c)(3)(C) of the Internal Revenue Code; (y) duly completed copies of Internal Revenue Service Form W-8BEN; and (z) and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.

Each Lender required to promptly deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.23(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, or the Certificate described in clause (ii) above and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax, or subject to deduction or withholding at a reduced rate, with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.  Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.23(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in this Section 2.23(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of this Section 2.23(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of this Section 2.23(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.23 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein

(d)           Treatment of Certain Refunds.  If Administrative Agent or any Lender in its sole discretion determines that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Agreement, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Agreement with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Administrative Agent, or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Administrative Agent or any Lender to apply for any such refund of Taxes or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

2.24        Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.21, 2.22 or 2.23, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.21, 2.22 or 2.23 would be materially reduced and if, as determined by such Lender in its sole discretion, the making or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.24 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.24 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.25        Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.21 (other than Section 2.22 or 2.23, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (each a “Terminated Lender”), Borrower or Administrative Agent (at the direction of Requisite Lenders) may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.21(c), 2.22 or 2.23; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Loan Commitments, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Each Lender agrees that, if it becomes a Terminated Lender and its rights and claims are assigned hereunder to a Replacement Lender pursuant to this Section 2.25, it shall execute and deliver to Administrative Agent an Assignment Agreement to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment Agreement; provided, however, that the failure of any Terminated Lender to execute an Assignment Agreement shall not render such assignment invalid.

2.26        Superpriority Nature of Obligations and Loans.

(a)           The Liens and security interests granted to the Collateral Agent, for the benefit of the Secured Parties, shall have the senior secured status afforded by Section 364(c) of the Bankruptcy Code, all as more fully provided in the Orders.

(b)           The Obligations shall constitute superpriority administrative expense claims in the Chapter 11 Case, as more full provided in the Interim Order and the Final Order.  Except as expressly set forth herein or in the Interim Order or Final Order, no other claim having a priority superior or pari passu to that granted to the Obligations shall be granted or approved.

2.27        No Discharge; Survival of Claims.  (a) The Obligations shall survive the entry of an order (i) confirming any plan of reorganization in the Chapter 11 Case; (ii) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code; or (iii) dismissing the Chapter 11 Case, and (b) until the Full Payment of the Obligations, the superpriority administrative claim granted to the Obligations and all Liens granted to the Collateral Agent shall continue in full force and effect and maintain their priority as set forth in the Orders.

2.28        Waiver of any Priming Rights.  Other than the Carve-Out, Borrower hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve or grant a claim of equal or superior priority than the Obligations.

2.29        Effect of Termination.  On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable.  All undertakings of Borrower contained in the Credit Documents shall survive any termination, and Collateral Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Credit Documents until Full Payment of the Obligations.  Notwithstanding Full Payment of the Obligations, Collateral Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Administrative Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Administrative Agent receives a written agreement, executed by Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agents and Lenders from any such damages.  The provisions of Sections 2.14, 2.22, 2.23, 9, 10.3, 10.10 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Credit Document, shall survive Full Payment of the Obligations and any release relating to the Credit Facilities.

SECTION 3.         CONDITIONS PRECEDENT

3.1          Closing Date.  In addition to the conditions set forth in Section 3.3, the obligation of Administrative Agent and each Lender to make a Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date; provided, however that the Closing Date shall occur upon the satisfaction of the conditions set forth in clauses (a), (b), (c), (e), (g), (i), (k), (n), (o), (p), (r)(i), (t), (w), (x), (y), (z), (aa) and (bb) below, in which case (i) all remaining conditions set forth in this Section 3.1 shall be satisfied not later than the date which is two Business Days following the Closing Date and (ii) until satisfaction of such remaining conditions, (and notwithstanding any other provision of this Agreement) not more than $1,000,000 in Term Loans shall be advanced pursuant to this Agreement.

(a)           Orders and Other Bankruptcy Court Filings; Automatic Stay.

(i)            The Bankruptcy Court shall have entered the Interim Order by no later than 4 days after the Petition Date, in form and substance satisfactory to Administrative Agent (A) authorizing and approving the Credit Facilities and the transactions contemplated hereby and by the other Credit Documents, including, without limitation, the granting of the superpriority status, security interests and liens, and the payment of all fees, referred to herein, in any other Credit Document and in the Fee Letter and (B) lifting the automatic stay to permit the Credit Parties to perform their obligations and the Agents and the Lenders to exercise their rights and remedies with respect to the Credit Facilities, this Agreement and the other Credit Documents, which Interim Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of Administrative Agent and Lead Lender.  All orders entered by the Bankruptcy Court pertaining to cash management and adequate protection shall and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

(ii)           [Reserved].

(iii)          Pursuant to the terms of the Interim Order the automatic stay shall have been modified to permit the creation and perfection of the Secured Parties’ Liens and security interests and shall have been automatically vacated to permit enforcement of Secured Parties’ rights and remedies under this Agreement and the other Credit Documents.

(b)           Credit Documents.  Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

(c)           Organizational Documents; Incumbency.  Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of the Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate or equivalent from the applicable Governmental Authority of the respective jurisdiction of incorporation, organization or formation of the Credit Party, and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business (to the extent that the failure to maintain good standing in such jurisdiction could reasonably be expected to have a Material Adverse Effect), each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(d)           Organizational and Capital Structure.  The organizational structure and capital structure of Borrower and its Material Subsidiaries, shall be as set forth on Schedule 4.1.

(e)           [Reserved].

(f)            Financial Advisor.  Borrower shall have appointed an investment banker or other financial advisor satisfactory to the Administrative Agent.

(g)           Governmental Authorizations and Consents.  The Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Credit Facilities and the other transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h)           Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, Collateral Agent shall have received:

(i)            evidence satisfactory to Collateral Agent of the compliance by each Credit Party of its obligations under the Pledge Agreement and the other Collateral Documents (including, without limitation, their obligations to execute, deliver and/or file UCC financing statements, originals of securities, instruments and chattel paper);

(ii)           [Reserved]

(iii)          [Reserved]

(iv)          evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(c)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent; and

(v)           copies of recent UCC search reports as of a recent date listing all effective financing statements (or equivalent filings) that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral.

(i)            Neuberger LLC Agreement Amendment. Delivery of an amendment to the limited liability company agreement of Neuberger, in form and substance satisfactory to the

Administrative Agent, a true and correct copy of which shall have been provided to the Administrative Agent.

(j)            [Reserved].

(k)           Applications.  All applications, motions and other documents filed in connection with the Credit Facilities and all First Day Orders shall be in form and substance satisfactory to Administrative Agent and Lead Lender.

(l)            Opinions of Counsel to Credit Parties.  Lenders, Administrative Agent and their respective counsel shall have received originally executed copies of the favorable written opinion of each of (i) Weil, Gotshal & Manges LLP, counsel for Borrower, in the form of Exhibit D-1, and (ii) Richard Layton & Finger, Delaware counsel for Borrower, in the form of Exhibit D-2, in each case as to such matters as Administrative Agent and Collateral Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent (and the Borrower hereby instructs each such counsel to deliver such opinion to Agents and Lenders).

(m)          Fees and Expenses.  Borrower shall have paid concurrently with the initial extensions of credit hereunder (i) to Agents and Lenders the fees and expenses payable on the Closing Date referred to in Section 2.12 or otherwise pursuant to the Fee Letter and (ii) all other fees and expenses required to be paid on or before the Closing Date.

(n)           Closing Date Certificate.  Borrower shall have delivered to Administrative Agent and Collateral Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(o)           No Litigation.  There shall not exist any unstayed action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or that could have a Material Adverse Effect.

(p)           Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and its counsel, and Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or its counsel may reasonably request.

(q)           Exhibits.  All exhibits to this Agreement shall be finalized in form and substance acceptable to the Administrative Agent.

(r)            [Reserved].

(s)           [Reserved].

(t)            Access.  Administrative Agent and any Lender shall have been given such access to and be satisfied with the management, records, books of account, contracts, and properties of Borrower and its Subsidiaries, agents, consultants advisors and brokers and shall have received such financial, business, legal and other information regarding Borrower and its Subsidiaries as Administrative Agent shall have reasonably requested.

(u)           [Reserved]

(v)           Fee Letter.  The performance of all obligations required as of the Closing Date pursuant to the Fee Letter (the “Fee Letter”) dated as of September 17, 2008, by and between Borrower and Barclays Bank, pursuant to documentation in form and substance satisfactory to Barclays Bank.

(w)          [Reserved].

(x)            Patriot Act Information.  Each of the Credit Parties shall have provided the documentation and other information to Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(y)           Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice.

(z)            Delivery of LBI Asset Purchase Agreement.  Administrative Agent shall have received a fully executed copy of the LBI Asset Purchase Agreement.

(aa)         Representations and Warranties.  The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all respects on and as of the Closing Date.

(bb)         No Event of Default.  No event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(cc)         Schedules.  The Administrative Agent shall have received Schedules to the Credit Documents in form and substance satisfactory to it in its sole discretion, and upon confirmation by the Administrative Agent that this condition is satisfied such Schedules shall be deemed incorporated into each Credit Document as applicable.

3.2          Conditions Precedent to the Incremental Facility Effective Date.  The obligation of each Lender to make the Loans requested to be made by it under the Incremental Facility is subject to the satisfaction or due waiver in accordance with Section 10.5 of each of the following conditions precedent on or before 25 days after the date hereof:

(a)           [Reserved].

(b)           [Reserved].

(c)           Final Order; Automatic Stay.

(i)            The Bankruptcy Court shall have entered the Final Order by no later than 30 days after the Petition Date, in form and substance satisfactory to Administrative Agent (i) authorizing and approving the Credit Facilities and the transactions contemplated hereby and by the other Credit Documents, including, without limitation, the granting of the superpriority status, security interests and liens, and the payment of all fees, referred to herein, in any other Credit Document and in the Fee Letter and (ii) lifting the automatic stay to permit the Credit Parties to perform their obligations and the Agents and the Lenders to exercise their rights and remedies with respect to the Credit Facilities, this Agreement and the other Credit Documents, which Final Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of Administrative Agent and Lead Lenders.  All orders entered by the Bankruptcy Court pertaining to cash management and adequate protection shall and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

(ii)           [Reserved].

(iii)          Pursuant to the terms of the Final Order, the automatic stay shall have been modified to permit the creation and perfection of the Secured Parties’ Liens and security interests and shall have been automatically vacated to permit enforcement of Secured Parties’ rights and remedies under this Agreement and the other Credit Documents.

(d)           DIP Budget.  Administrative Agent shall have received from Borrower at least six Business Days prior to the Incremental Facilities Effective Date a DIP Budget in a form and substance acceptable to, and approved by, Administrative Agent and Lead Lenders in their sole and absolute discretion.

(e)           Cash Flow Forecast.  Administrative Agent shall have received from Borrower the Cash Flow Forecast, and the Cash Flow Forecast shall have been approved by Administrative Agent and Lead Lender in their sole and absolute discretion.

(f)            [Reserved].

(g)           [Reserved].

(h)           [Reserved].

(i)            Representations and Warranties.  The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all respects on and as of the Incremental Facility Effective Date.

(j)            No Event of Default.  No event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

(k)           Fees and Expenses.  Borrower shall have paid (i) to Agents the fees and expenses payable on or before the Incremental Facility Effective Date referred to in Section 2.12 or otherwise pursuant to the Fee Letter and (ii) all other fees and expenses required to be paid on or before the Incremental Facility Effective Date.

3.3          Conditions Precedent to All Credit Extensions.  The obligation of Administrative Agent and each Lender to make each Credit Extension is subject to the satisfaction, or waiver in accordance with Section 10.5, of each of the following applicable conditions:

(a)           Funding Notice.  With respect to any Loan, Administrative Agent shall have received a duly executed Funding Notice.

(b)           No Event of Default.  No event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(c)           Representations and Warranties.  The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of, and upon giving effect to, such Credit Extension (except for representations and warranties that expressly relate to an earlier date); and

(d)           No Material Adverse Effect.  Except as disclosed in Schedule 4.10, other than the filing of the Chapter 11 Case, since December 31, 2007, with respect to Neuberger, no event shall have occurred or circumstance exist, either in any case or in the aggregate, that has or could reasonably be expected to have a Material Adverse Effect.

(e)           [Reserved].

(f)            [Reserved].

Each request (or deemed request) by Borrower for a Credit Extension shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such Credit Extension.  As an additional condition to any Credit Extension, Administrative Agent shall have received such other information, documents, instruments and agreements as it may reasonably request.

SECTION 4.         REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct:

4.1          Organization; Requisite Power and Authority; Qualification.  Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b), subject to the entry or issue of the Orders, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, (in the case of each Credit Party) to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect, in each case, to the extent applicable under the laws of such jurisdiction.

4.2          Capital Stock and Ownership.  The Capital Stock of each of Borrower and its Material Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Subsidiary of Borrower is a party requiring, and there is no membership interest or other Capital Stock of any Subsidiary of Borrower outstanding which upon conversion or exchange would require, the issuance by any Subsidiary of Borrower of any additional membership interests or other Capital Stock of any Subsidiary of Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Subsidiary of Borrower.  Schedule 4.2 correctly sets forth the ownership interests in each Subsidiary of Borrower and in their respective Subsidiaries as of the Closing Date.

4.3          Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4          No Conflict.  Subject to the entry or issue of the Orders, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any material provision of any applicable law or any applicable governmental rule or regulation applicable to Borrower or any of its material properties or assets, (ii) any of the Organizational Documents of Borrower or any of its material properties or assets, or (iii) any order, judgment or decree of any court or other agency of government binding on or any of its material properties or assets; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of Borrower; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties or Liens created); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5          Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for consents or approvals that have been or will be, prior to the Closing Date, obtained and filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6          Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and, subject to the entry or issue of the Orders, is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms.

4.7          Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  Except a otherwise disclosed to the Administrative Agent as of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and any of its Subsidiaries taken as a whole.

4.8          DIP Budget.  The DIP Budget has been prepared by Borrower and its Subsidiaries in light of the past operations of the business of Borrower and its Subsidiaries, and reflects projections for the 8-month period beginning on the Closing Date on a month by month basis.  The DIP Budget is based upon estimates and assumptions stated therein, all of which Borrower and its Subsidiaries believe to be reasonable and fair in light of current conditions and current facts known to Borrower and its Subsidiaries and, as of the Closing Date, reflect Borrower’s and its Subsidiaries’ good faith and reasonable estimates of the future financial performance of Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

4.9          Cash Flow Forecast.  The Cash Flow Forecast has been prepared by Borrower and its Subsidiaries in light of the past operations of the business of Borrower and its Subsidiaries, and reflects projections for the 13-week period beginning on the Closing Date (or, to the extent amended pursuant to Section 5.18, such the date reflected therein), on a week-by-week basis.  The Cash Flow Forecast is based upon estimates and assumptions stated therein, all of which Borrower and its Subsidiaries believe to be reasonable and fair in light of current conditions and current facts known to Borrower and its Subsidiaries and, as of the Closing Date, reflect Borrower’s and its Subsidiaries’ good faith and reasonable estimates of the future financial performance of Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

4.10        No Material Adverse Change.  Except as disclosed in Schedule 4.10, other than the filing of the Chapter 11 Case, since December 31, 2007, with respect to Neuberger, no event,

circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.11        No Restricted Junior Payments.  Since November 30, 2007, the Borrower has not directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5 or as publicly disclosed.

4.12        Adverse Proceedings, etc.  Other than the Chapter 11 Case, there are no unstayed Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, orders, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.13        Taxes.  Except as otherwise permitted under Section 5.3, all tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.  Borrower does not intend to treat the Loans and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6 011-4 of the Internal Revenue Code)

4.14        Properties.

(a)           Title.  Each of Borrower and its Material Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)           Real Estate.  As of the Incremental Facility Effective Date, Schedule 4.14 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all Indebtedness with respect thereto.

(c)           Neuberger.  The Borrower has delivered true and correct copies of all organizational documents of Neuberger.

4.15        Environmental Matters.  Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any other comparable law.  There are and, to each of Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any other equivalent in each case that could be expected to have a Material Adverse Effect.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.16        No Defaults.  Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.17        Material Contracts.  Except as disclosed in Schedule 4.17, all Material Contracts are in full force and effect and no default exists thereunder as of the Closing Date or as of the Incremental Facility Effective Date.

4.18        Governmental Regulation.  Neither Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal, state or provincial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.19        Margin Stock.  No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

4.20        Employee Matters.  Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, and (c) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.21        Employee Benefit Plans.

(a)           ERISA.  No ERISA Event has occurred or is reasonable expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the current fair market value of the assets of such Plan by an amount that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonable be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)           [Reserved].

4.22        Certain Fees.  Except as provided in the Orders, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby.

4.23        Compliance with Statutes, etc.  Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.24        Reorganization Matters.

(a)           The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and proper notice thereof and proper notice of the hearings to consider entry of the Interim Orders has been given and proper notice of the hearings to consider entry of the Final Order will be given.

(b)           After the entry of the Interim Order and the Final Order, as applicable, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against Borrower, of any kind whatsoever, to the extent provided and as more fully set forth in the Interim Order and the Final Order.

(c)           After the entry of the Interim Order and the Final Order, the Obligations will be secured by valid and perfected Liens on all of the Collateral, and such Liens shall have the priorities set forth in the Interim Order, the Final Order and the other Credit Documents

(d)           The Interim Order or the Final Order, as the case may be, is in full force and effect and has not been reversed, stayed, modified, varied or amended without the consent of each of Administrative Agent and Lead Lenders.

(e)           After the entry of the Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, the Agents and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder and under the other Credit Documents, without further application to or order by the Bankruptcy Court, as more fully set forth in the Interim Order and the Final Order.

4.25        Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby (taken as a whole) contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.26        Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V,

as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27        Libro Holdings.  Libro Holdings (i) is a direct wholly-owned Subsidiary of the Borrower, (ii) is the holder of a 1% limited liability company interest in Neuberger and (iii) does not have consolidated liabilities in excess of $40,000.

SECTION 5.         AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1          Financial Statements and Other Reports.  Borrower will deliver to Administrative Agent for distribution to Lenders within the time periods set forth below:

(a)           [Reserved]

(b)           Monthly Reports.  When and to the extent available, and in any event within 30 days after the end of each Reporting Month ending after the Closing Date, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Reporting Month and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Reporting Month and for the period from the beginning of the then current Fiscal Year to the end of such Reporting Month, and a schedule comparing Adjusted EBITDA by business (as determined by Borrower) for such month and for the period from the beginning of the then current Fiscal Year to the end of such month with the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)           Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year other than the last Fiscal Quarter of such Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, the related consolidated statements of cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such

Fiscal Quarter, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(d)           Annual Financial Statements.  No later than the earlier of (x) 120 days after the close of each Fiscal Year of the Borrower and (y) 30 days after the annual report shall be required to be filed with the SEC pursuant to the Exchange Act, the consolidated audited statements of financial condition of the Borrower and its Subsidiaries as of the last day of such Fiscal Year and the related consolidated audited statements of income and changes in stockholders’ equity and cash flows for such Fiscal Year, in each case setting forth comparative figures for the prior Fiscal Year, all of which shall be prepared in accordance with GAAP, consistently applied, and shall be certified by independent certified public accountant of recognized national standing, together with a Financial Officer Certification and a Narrative Report with respect thereto.

(e)           Report On Cash Flow Forecast; Report On DIP Budget.

(i)            As soon as available and in any event at least once in every week (or more frequently as may be requested by Administrative Agent), a report with respect to the Cash Flow Forecast in form and substance satisfactory to Administrative Agent and Requisite Lenders, (A) setting forth in comparative form the actual cash receipts and cash disbursements for the prior week and the variance from the projections in the Cash Flow Forecast for such prior week and (B) a detailed explanation of any such variance; and

(ii)           As soon as available and in any event at least once in every month (or more frequently as may be requested by Administrative Agent), a report with respect to the DIP Budget in form and substance satisfactory to Administrative Agent and Requisite Lenders, (A) setting forth in comparative form the actual operating performance for the prior month and any variance from the DIP Budget for such prior month and (B) a detailed explanation of any such variance;

(f)            Compliance Certificate.  Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(g)           Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent;

(h)           Notice of Default.  Within two Business Days of any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of

Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Material Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(i)            Notice of Litigation.  Promptly upon any officer of Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any unstayed Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any unstayed Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(j)            ERISA.  Promptly after the Borrower knows of the occurrence of an ERISA Event that could result in a liability that is reasonably likely to exceed $100,000,000, the Borrower will give written notice of such occurrence to the Administrative Agent.  Such notice shall be accompanied by a statement of the Chief Financial Officer or Treasurer of the Borrower setting forth details of such occurrence and stating what action the Borrower or the ERISA Affiliate proposes to take with respect thereto.  In addition to any certificates or notices of any material notices received by the Borrower, any Subsidiary or any ERISA Affiliate (i) from any governmental agency with respect to any Plan having aggregate unfunded liabilities in excess of $100,000,000 and (ii) from any government agency, plan administrator, sponsor or trustee with respect to any Multiemployer Plan having aggregate unfunded liabilities in excess of $100,000,000 shall be delivered to the Administrative Agent no later than 15 days after the later of the date such notice has been filed with the Internal Revenue Service or received by the Borrower or the Subsidiary or the ERISA Affiliate;

(k)           Financial Plan.  To the extent requested by the Administrative Agent, as soon as practicable and in any event no later than thirty days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows and a balance sheet of Borrower and its Subsidiaries for each month of each such Fiscal Year;

(l)            Insurance Report.

(i)            As soon as practicable and in any event by the last day of each Fiscal Year, or at such other time as the Administrative Agent shall reasonably request, a certificate from Borrower’s insurance broker(s) in form and substance satisfactory to Administrative Agent and Syndication Agent outlining all material insurance coverage maintained as of the date of such certificate by Borrower and its Subsidiaries and all material insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding Fiscal Year;

(ii)           Promptly, and in any event within ten Business Days thereof, written notice (in reasonable detail) in the event that any of Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or has had any policy of insurance terminated (other than at its request);

(m)          Notice of Change in Board of Directors.  With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Borrower.

(n)           Notice Regarding Material Contracts.  Promptly, and in any event within ten Business Days (i) after any Material Contract (which satisfies the criteria in clause (b) of the definition thereof) of Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be, or (ii) any new Material Contract (which satisfies the criteria in clause (b) of the definition thereof) is entered into, a written statement describing such event, and upon request by Administrative Agent or Syndication Agent, copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Borrower or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(n)), and an explanation of any actions being taken with respect thereto;

(o)           Information Regarding Collateral.

(i)            Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s name, (ii) in any Credit Party’s identity or structure, (iii) in any Credit Party’s jurisdiction of organization, or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.  Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.

(ii)           [Reserved].

(iii)          [Reserved].

(iv)          [Reserved].

(p)           [Reserved]

(q)           Other Information.  (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity or by any of its Material Subsidiaries to its security holders other than Borrower or another Subsidiary of Borrower, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (C) all press releases and other statements made available generally by Borrower or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries, and (ii) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or Syndication Agent or any Lender;

(r)            Certification of Public Information.  Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Borrower shall indicate in writing whether such document or notice contains Nonpublic Information.  Borrower and each Lender acknowledge that certain of Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency or another relevant website (the “Platform”), any document or notice that Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Borrower, its Subsidiaries and their securities; and

(s)           [Reserved].

(t)            Reorganization Matters.  Borrower will submit to Administrative Agent all reports, projections or other similar materials, including valuations, as well as all pleadings, motions, applications and judicial information, in each case filed by or on behalf of Borrower with the Bankruptcy Court or provided by or to the U.S. Trustee (or any information officer, examiner or interim receiver, if any, appointed in the Chapter 11 Case) or any Committee, at the time such document is filed with the Bankruptcy Court, or provided by or, to the U.S. Trustee (or any information officer, monitor or interim receiver, if any, appointed in the Chapter 11 Case) or any Committee.

(u)           [Reserved]

5.2          Existence.  Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Material Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its

Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3          Payment of Post-petition Taxes and Claims.  The Borrower will, and will cause each of its Subsidiaries to, pay all Taxes imposed after the Petition Date upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

5.4          Maintenance of Properties.  Except as otherwise required by the Bankruptcy Court, each Credit Party will, and will cause each of its Material Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5          Insurance.  Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.6          Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender or Agent to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, to meet with Borrower’s and any other Credit Party’s management and any advisor to the Credit Parties, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, and unless an Event of Default has occurred and is continuing, all upon notice and at such reasonable times as would not cause a material interruption to the conduct of business and as often as may reasonably be requested (and, after an Event of Default has occurred and is continuing, all upon notice, and access will not be limited to any specific time).

5.7          Lenders Meetings.  Borrower will, upon the request of Administrative Agent or Lead Lender, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Quarter or as otherwise requested by Administrative Agent to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.8          Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA and tax laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9          Environmental.

(a)           Environmental Disclosure.  Borrower will deliver to Administrative Agent and Lenders:

(i)            promptly upon the occurrence thereof, written notice describing in reasonable detail) any Environmental Claim or liability relating to a Release or to Hazardous Materials Activity that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect;

(ii)           prompt written notice describing in reasonable detail any proposed acquisition of stock, assets, or property or assumption of liabilities by, or changes to the business of, Borrower or any of its Subsidiaries that could reasonably be expected to expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims or liability relating to a Release or Hazardous Materials Activity that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(iii)          with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent or Syndication Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)           Compliance with Environmental Laws, Etc.  Except as otherwise required by the Bankruptcy Code, each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10        Subsidiaries.

(a)           [Reserved.]

(b)           [Reserved.]

(c)           Notice of Material Subsidiaries.  With respect to each newly created or acquired Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11        Further Assurances.  At any time or from time to time upon the request of Administrative Agent or Syndication Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent, Syndication Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent, Syndication Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are secured by the Collateral.

5.12        [Reserved].

5.13        [Reserved].

5.14        [Reserved].

5.15        Chapter 11 Case.  The Credit Parties will use their best efforts to obtain the approval of the Bankruptcy Court of this Agreement and the other Credit Documents.  The Credit Parties shall immediately provide to each Lender copies of all material pleadings, notices, orders, agreements, and all other documents served, filed, issued or entered, as the case may be, in connection with, or in relation to, the Chapter 11 Case.

5.16        [Reserved]

5.17        Lenders’ Financial Advisor.  The Lenders shall have the right at any time to appoint and retain at Borrower’s expense a financial advisor satisfactory to Lenders in connection with this Agreement and the other Credit Documents, which financial advisor shall be permitted to exercise the rights of the Lender Parties under Section 5.6 hereof, and the fees and expenses of which shall be payable by Borrower in accordance with Section 10.2.

5.18        Cash Flow Forecast.  Borrower and its Subsidiaries:

(a)           for any period subsequent to the week ending immediately after entry of the Final Order as set forth in the Cash Flow Forecast, cumulative Operating Disbursements shall not exceed an aggregate amount equal to up to and including the date which is four weeks following the Closing Date, 110%;

(b)           for any period subsequent to the week ending immediately after entry of the Final Order as set forth in the Cash Flow Forecast, shall achieve cumulative Collections in an aggregate amount in excess of up to and including the date which is four weeks following the Closing Date, 95%; and

(c)           provide to the Lenders on a monthly basis an updated 13-week cash flow forecast in the same form as the Cash Flow Forecast; provided that no such update shall be deemed to replace or supersede the Cash Flow Forecast for the purposes of this Agreement.

5.19        DIP Budget.  Borrower and its Subsidiaries shall comply with and shall not incur any expenditures not set forth in the DIP Budget.

5.20        [Reserved]

5.21        Incremental Facility Effective Date.  Borrower shall use its commercially reasonably efforts to cause the occurrence of the Incremental Facility Effective Date prior to October 2, 2008.

SECTION 6.         NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its  Material Subsidiaries to perform, all covenants in this Section 6.

6.1          Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for directly or indirectly, such Indebtedness of any other Person except:

(a)           the Obligations;

(b)           Existing Indebtedness;

(c)           Indebtedness among the Borrower’s Subsidiaries;

(d)           Indebtedness incurred by Borrower or any of its Subsidiaries incurred on or after the Incremental Facility Effective Date and set forth in the DIP Budget;

(e)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)           guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(h)           guaranties by a Subsidiary of Borrower of Indebtedness of Borrower with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i)            Indebtedness incurred by any of the Borrower’s Subsidiaries (other than Neuberger) after the Closing Date but prior to the Incremental Facility Effective Date, together with amounts invested pursuant to Section 6.7(j) hereof, in the aggregate amount of $5,000,000; and

(j)            Indebtedness incurred by Neuberger to the extent permitted under Section 6.7(i).

6.2          Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a)           Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)           Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c)           statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)           easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f)            any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereunder;

(g)           Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)           Licenses of patents, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(l)            Liens of the Subsidiaries existing as of the date hereof and Liens of the Borrower, as described in Schedule 6.2;

(m)          Liens securing Indebtedness permitted pursuant to Section 6.1(i);

(n)           [Reserved]; and

(o)           any rights of first refusal of joint venture partners existing on the Closing Date and set forth on Schedule 6.2.

Provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for a subordination of any rights of the Agents or Lenders hereunder or arising under any of the other Credit Documents in favor of such Liens.

6.3          Equitable Lien.  If any Credit Party shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien having the priority required hereby and by the other Credit Documents to any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4          No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.5          No Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment.

6.6          Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any Subsidiary of Borrower, (c) make loans or advances to Borrower or any Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any Subsidiary of Borrower other than restrictions (i) existing prior to the Closing Date, (ii) in agreements evidencing Indebtedness permitted by Section 6.1(i), (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, or (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

6.7          Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a)           Investments in Cash and Cash Equivalents;

(b)           equity Investments owned as of the Closing Date in any Subsidiary;

(c)           Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(d)           capital expenditures set forth in the DIP Budget;

(e)           loans and advances to employees of Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $50,000 in the aggregate in any Fiscal Year;

(f)            Investments in Subsidiaries of Borrower in the form of intercompany loans, which are permitted by Section 6.1;

(g)           Investments existing on the Closing Date;

(h)           obligations of Account Debtors to any Credit Party arising from accounts which are past due evidenced by a promissory note in customary form (without any subordination provisions) made by such account debtor payable to such Credit Party;

(i)            Investments by Borrower in Neuberger after the Closing Date but prior to the Incremental Facility Effective Date in an aggregate amount of $20,000,000; provided that such investments are permitted under Section 6.1(j) hereof, are evidenced by a promissory note in customary form (without any subordination provisions) and are promptly endorsed to the order of and delivered to the Collateral Agent pursuant to the Pledge Agreement; and

(j)            Investments by Borrower in its Subsidiaries (other than Neuberger) after the Closing Date but prior to the Incremental Facility Effective Date in an aggregate amount together with the aggregate outstanding principal amount of Indebtedness incurred under Section 6.1 hereof of $5,000,000.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment or Indebtedness not otherwise permitted under the terms of Section 6.5 or 6.1, respectively.

6.8          Financial Covenants.  Following the Incremental Facility Effective Date, the Borrower will not permit any negative variance in respect of the aggregate Credit Exposure at any time during any calendar month to exceed a percentage to be specified by the Administrative Agent in its discretion after consultation with Borrower of the aggregate Credit Exposure forecasted in the DIP Budget to be outstanding at the end of such calendar month. In addition, the Borrower shall not permit any negative variance in respect of the Borrower’s actual total cash disbursements expended during any calendar month to exceed a percentage to be specified by the Administrative Agent in its discretion after consultation with Borrower of the total cash disbursements provided in the DIP Budget for such calendar month.

6.9          Fundamental Changes; Disposition of Assets; Acquisitions.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)           sales or other dispositions of assets that do not constitute Asset Sales;

(b)           Asset Sales approved by Administrative Agent and Requisite Lenders in each case the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.17; provided however, that no such approval is required for Neuberger so long as the Net Asset Sale Proceeds are equal or greater to the aggregate outstanding amount of Loans and accrued interest hereunder at such time;

(c)           Investments made in accordance with Section 6.7;

(d)           sales or other dispositions of assets between Non-Neuberger Entities;

(e)           sales or other dispositions of assets between Neuberger Entities; and

(f)            sales or other dispositions of assets between Non-Neuberger Entities, on the one hand, and Neuberger Entities, on the other hand; provided that (i) all sales or other dispositions of assets made in reliance on this clause (f) shall be for no less than the fair market value of such assets at the time of sale or disposition, (ii) the fair market value of all assets sold or otherwise disposed of by Neuberger Entities to Non-Neuberger Entities in reliance on this clause (f) shall not exceed $10,000,000 in the aggregate (or such higher amount as the Administrative Agent may agree to in writing in its sole discretion); provided further that, notwithstanding the foregoing, no Capital Stock of any Subsidiary of Neuberger may be sold or disposed of in reliance on this clause (f);

provided, however, that the foregoing limitations are not intended to prevent any Credit Party from rejecting unexpired leases or executory contracts pursuant to section 365 of the Bankruptcy Code in connection with the Chapter 11 Case

6.10        Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, in each case, (i) except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law; and (ii), except for pledges of such Capital Stock to Collateral Agent.

6.11        Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.

6.12        Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a shareholder or Affiliate; provided, the foregoing restriction shall not apply to (a) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries; (b) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business; and (c) transactions described in Schedule 6.12.

6.13        Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.14        Libro Holdings Maximum Liabilities.  The Borrower shall not permit, and shall cause Libro Holdings not to permit, the consolidated liabilities of Libro Holdings to exceed $40,000 at any time.

6.15        Amendments or Waivers of Organizational Documents.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents which in each case is materially adverse to the interests of Lenders after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.16        Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from November 30.

6.17        No Speculative Transactions.  The Borrower shall not, nor shall it permit any Subsidiary to, engage in any speculative transaction or in any transaction involving Interest Rate Agreements or Currency Agreements except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

6.18        Margin Regulations.  Borrower shall not, and shall not permit any Subsidiary to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock in contravention of Regulation U of the Board of Governors.

6.19        Chapter 11 Claims.  No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries to, agree to, incur, create, assume, suffer to exist or permit (a) any administrative expense, unsecured claim, or other superpriority claim or lien which is pari passu with or senior to the claims of the Secured Parties against the Credit Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out or (b) any obligation to make or provide adequate protection (whether by the payment of cash or otherwise) other than as expressly set forth in the Orders, without the consent of Administrative Agent and Requisite Lenders.

6.20        The Orders.  No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries to, make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to the Orders without the prior written consent of Administrative Agent and Requisite Lenders.

SECTION 7.         [RESERVED]

SECTION 8.         EVENTS OF DEFAULT

8.1          Events of Default.  If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due.  Failure by (A) Borrower to pay when due (i) any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder; or (B) any Credit Party to pay when due any amount due hereunder; or

(b)           Default in Other Agreements.  (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of post-petition Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount with respect to such Indebtedness of $1,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) failure of any Subsidiary (which is not a Credit Party) of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness in an individual principal amount with respect to such Indebtedness of $100,000 or more, in each case beyond the grace period, if any, provided therefor; or (iii) breach or default by any Credit Party or any Subsidiary of any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual amounts referred to in clause (i) or (ii) above or (2)  any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)           Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.7, Sections 5.1(b), 5.1(c), 5.1(d), 5.1(e) and 5.1(f), Section 5.2 (with respect to the Borrower), Section 5.6, Section 5.7, , Section 5.15, Section 5.16, Section 5.18, Section 5.19 or Section 6; or

(d)           Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)           Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within fifteen days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, etc.  Except in connection with or in furtherance of the LBI Transaction, except with respect to such Subsidiaries of which the Administrative Agent has received notice prior to the entry of the Interim Order and except in connection with (and except as a direct result of) the Chapter 11 Case, (i) a court of competent jurisdiction shall enter a decree or order for relief or similar relief in respect of any of Borrower’s Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under, any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against any of Borrower’s Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect; or a decree or order of a court having jurisdiction shall have been entered for the appointment of a receiver, interim receiver, receiver-manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of Borrower’s Material Subsidiaries, or over all or a substantial part of its property; or there shall have occurred the involuntary appointment of an interim receiver, receiver-manager, trustee or other custodian of any of Borrower’s Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for thirty days without having been dismissed, bonded or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, etc.  Except in connection with or in furtherance of the LBI Transaction, except with respect to such Subsidiaries of which the Administrative Agent has received notice prior to the entry of the Interim Order and except in connection with (and except as a direct result of) the Chapter 11 Case, (i) any of Borrower’s Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator, interim receiver, receiver-manager, trustee or other custodian for all or a substantial part of its property; or any of Borrower’s Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any of Borrower’s Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any of Borrower’s Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)           Judgments and Attachments.  Any unstayed money judgment, writ or warrant of attachment or similar process by a court of competent jurisdiction involving (i) in any individual case an amount in excess of $500,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Material Subsidiaries or any of their respective assets (other than the allowance but not enforcement of prepetition claims in the Chapter 11 Case) and shall remain undischarged, unvacated, unbonded or unstayed (including pursuant to section 362 of the Bankruptcy Code) for a period of thirty (30) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)            Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution, winding up, arrangement or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)            Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates could individually or in the aggregate reasonably be expected to result in a Material Adverse Effect during the term hereof; or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k)           Environmental Matters.  Other than as set forth on Schedule 8.1, one or more of Borrower and any of its Subsidiaries shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of Borrower and its Subsidiaries, which is unstayed, based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Hazardous Materials and which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect; or

(l)            Change of Control.  A Change of Control shall occur; or

(m)          Collateral Documents and other Credit Documents.  At any time (i) this Agreement, any Collateral Document or any other Credit Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the Collateral Document and the Orders, or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document, or the Liens and claim priorities provided for in the Credit Documents and the Orders, in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document; or

(n)           Indictment by Governmental Authority.  The indictment by any Governmental Authority, or as Administrative Agent and Syndication Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority, of any Credit Party, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Administrative Agent and Syndication Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Credit Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1,000,000 or (ii) any other property of any Credit Party which is necessary or material to the conduct of its business; or

(o)           [Reserved].

(p)           The Chapter 11 Case.

(i)            the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by Borrower in the Chapter 11 Case:  (v) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code or not otherwise permitted pursuant to the Credit Documents except, with the consent of each of Administrative Agent and Requisite Lenders, in connection with any financing the proceeds of which shall be used to repay in full the Obligations (other than contingent indemnity obligations); (w) to grant any Lien on any Collateral except as permitted hereunder and under the other Credit Documents; (x) except as provided in the Interim Order or Final Order, as the case may be, to use cash collateral of  the Secured Parties under Section 363(c) of the Bankruptcy Code without the prior written consent of each of Administrative Agent and Requisite Lenders; (y) except as permitted hereunder, which is materially adverse to the Agents and the Lenders or their rights and remedies hereunder, or their interest in the Collateral, including, without limitation, any such action or actions which seek to reduce, set-off or subordinate the Obligations or challenge any Secured Party’s Lien in any of the Collateral; or (z) that seeks to reduce, set-off or subordinate the Obligations or challenge Collateral Agent’s or any Lender’s Lien in any of the Collateral; or

(ii)           the filing by any Credit Party of any plan of reorganization that does not provide for indefeasible payment in full and satisfaction of the Obligations as required herein, prior to the effective date of such plan of reorganization; or

(iii)          any Order shall be reversed, amended, supplemented, stayed, vacated or otherwise modified (or any Credit Party shall apply for authority to do so) without the prior written consent of Administrative Agent and Requisite Lenders; or

(iv)          the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any Credit Party shall file a motion or other pleading seeking the dismissal or conversion of the Chapter 11 Case; or

(v)           the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral in excess of $50,000 in the aggregate, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority that would have a Material Adverse Effect; or

(vi)          [Reserved]; or

(vii)         the Final Order is not entered within 25 days of the date of entry of the Interim Order, or, in any event, the Final Order is not entered immediately following the expiration of the Interim Order; or

(viii)        the payment, prior to payment in full of the Obligations (other than contingent indemnity obligations), of any claim or claims under Section 506(c) of the Bankruptcy Code against or with respect to any of the Collateral; or

(ix)           the entry of an order in the Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations; or

(x)            the failure of any Credit Party to perform any of its obligations under the Interim Order or the Final Order; or

(xi)           the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a receiver, responsible officer or an examiner in the Chapter 11 Case with powers beyond the duty to investigate and report, as set forth in Section 1106(a)(3) of the Bankruptcy Code; or the sale without the consent of Administrative Agent and Requisite Lenders, of all or substantially all of Borrower’s assets (except as permitted by Section 6.9) either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Case, or otherwise, that does not provide for payment in full of the Obligations (other than contingent indemnity obligations) and termination of Lenders’ commitment to make Loans or other extensions of credit hereunder; or

(xii)          the entry of an order in the Chapter 11 Case granting any other superpriority administrative claim or Lien equal or superior to that granted to any Agent, on behalf if itself and Lenders (other than the Carve-Out), or any Credit Party shall file any pleading requesting such relief; or

(xiii)         the Interim Order (prior to the entry of the Final Order) or the Final Order (after entry of same) ceases to be in full force and effect or is stayed in any respect;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, without further order of, application to, or action by, the Bankruptcy Court, (A) the Revolving Loan Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (C) Administrative Agent may (subject to Section 9.8(b)) cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents. In addition, subject solely to any requirement of the giving of notice by the terms of the Orders (provided that no such notice shall be required for the purpose of freezing or blocking any deposit or securities accounts which are Collateral), the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court and Administrative Agent, Collateral Agent, the other Agents and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Credit Documents, including, without limitation, all rights and remedies with respect to the Collateral.  In addition to the remedies set forth above, the Agents and the Lenders may exercise any other remedies provided for by the Credit Documents and the Orders in accordance with the terms hereof and thereof or any other remedies provided by applicable law.

SECTION 9.         AGENTS

9.1          Appointment of Agents.  Barclays Bank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Barclays Bank to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

9.2          Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3          General Immunity.

(a)           No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, and Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b)           Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)           Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4          Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  Each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money and issue letters of credit to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5          Lenders’ Representations, Warranties and Acknowledgment.

(a)           Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)           Each Lender, by delivering its signature page to this Agreement or an Assignment and funding Loan on the Closing Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6          Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7          Successor Administrative Agent and Collateral Agent; Priority of Payments.  (a)  Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any resignation or removal of Barclays Bank as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Barclays Bank or its successor as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)           Notwithstanding any other provision herein, outstanding Obligations under this Agreement owed to the Agents shall have priority with respect to the application of any payments hereunder by or on behalf of the Borrower over any payment obligations to any other Person hereunder.

9.8          Collateral Documents.

(a)           Agents under Collateral Documents.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from the Secured Parties, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)           Right to Realize on Collateral.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(c)           Agents’ Authority to Satisfy Prior Liens and Indebtedness.  Each of the parties hereto hereby consent to and expressly authorize Administrative Agent and Collateral Agent to take such action following the occurrence and during the continuance of an Event of Default to discharge any prior Lien or Indebtedness which Administrative Agent and Collateral Agent determine would be desirable to better enable the exercise of remedies pursuant to the Collateral Documents with respect to any Collateral subject to such Lien.  Any amounts so expended by Administrative Agent or Collateral Agent pursuant to this paragraph (c) shall be an expense Obligation of Borrower payable upon demand.

9.9          Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10.       MISCELLANEOUS

10.1        Notices.

(a)           Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent or Syndication Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b)           Electronic Communications.

(i)            Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent.

(iii)          The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)          Each of the Credit Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

10.2        Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable and documented fees, expenses and disbursements of each counsel to Agents and Lenders (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting and recording Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers (including Barrier Advisors) of each Agent or Lender; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or

Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3        Indemnity.

(a)           In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and each Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates each Agent and Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4        Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, and participations therein and under the other Credit Documents, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5        Amendments and Waivers.

(a)           Requisite Lenders’ Consent.  Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders provided, that (i) Requisite Revolving Lenders, or Requisite Term Lenders, as the case may be, or Administrative Agent with the consent of such Lenders, on the one hand, and Borrower, on the other hand, may amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) (x) related solely to the applicable Credit Facility and (y) solely affecting the relative rights, remedies, obligations and priorities among the Lenders under such Credit Facility, which does not adversely affect any Lender under the other Credit Facility and (ii) Administrative Agent may, with the consent of Borrower only, such consent not to be unreasonably withheld or delayed, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b)           Affected Lenders’ Consent.  Without the written consent of each Lender (other than a Defaulting Lender), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of any Loan or Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)          reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.11) or any fee or any premium payable hereunder;

(iv)          extend the time for payment of any such interest or fees;

(v)           reduce the principal amount of any Revolving Loan;

(vi)          amend, modify, terminate or waive any provision of Section 2.17, this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii)         amend the definition of “Incremental Facility Effective Date”, “Requisite Revolving Lenders”, “Requisite Term Lenders”, “Requisite Lenders”, or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Revolving Lenders”, “Requisite Term Lenders”, “Requisite Lenders” or “Pro Rata

Share” on substantially the same basis as the Loan Commitments and the Loans are included on the Closing Date;

(viii)        increase any advance rate above the rate set forth herein or increase total Revolving Loan Commitments;

(ix)           release all or substantially all of the Collateral except as expressly provided in the Credit Documents;

(x)            consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

(xi)           consent to (A) any change to the DIP Budget or the Cash Flow Forecast or (B) waive any Event of Default; or

(xii)          [Reserved].

(c)           Agent Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to any Agent, in each case without the consent of such Agent.

(d)           [Reserved.]

(e)           Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6        Successors and Assigns; Participations.

(a)           Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 10.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register on the Business Day the Settlement Confirmation or Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)           Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)            to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii)           to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent, provided, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loan of the assigning Lender) with respect to the assignment of Loans.

(d)           Mechanics.  Assignments of Loans by Lenders may be made via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to Lenders by Administrative Agent (the “Settlement Service”).  Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.6.  Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service.  Administrative Agent’s and Borrower’s consent shall be deemed to have been granted pursuant to Section 10.6(c)(ii) with respect to any transfer effected through the Settlement Service.  Subject to the other requirements of this Section 10.6, assignments and assumptions of Loans may also be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Initially, assignments and assumptions of Loans shall be effected by such manual execution until Administrative Agent notifies Lenders to the contrary.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United

States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.23(c).  Notwithstanding anything herein or in any Assignment Agreement to the contrary and (i) unless notice to the contrary is delivered to Lenders from Administrative Agent or (ii) so long as no Default or Event of Default has occurred and is continuing, payment to the assignor by the assignee in respect of the settlement of an assignment of any Loan shall include such compensation to the assignor as may be agreed upon by the assignor and the assignee with respect to all unpaid interest which has accrued on such Loan to but excluding the Assignment Effective Date.  On and after the applicable Assignment Effective Date, the applicable assignee shall be entitled to receive all interest paid or payable with respect to the assigned Loan, whether such interest accrued before or after the applicable Assignment Effective Date.

(e)           Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (iii) it will make or invest in Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(f)            Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g)           Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.  Borrower agrees that each participant shall be entitled to the benefits of Sections 2.21(c), 2.22 and 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.22 or 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.23 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.23 as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20 as though it were a Lender.

(h)           Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7        Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8        Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.21(c), 2.22, 2.23,

10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.20, 9.3(b) and 9.6 shall survive the payment of the Loans, and the termination hereof.

10.9        No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10      Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11      Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12      Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13      Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14      APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT, UNLESS THE CONTEXT REQUIRES OTHERWISE, REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15      CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN EITHER (i) THE BANKRUPTCY COURT, OR (ii) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL

COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17      Confidentiality.  Each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18      Usury Savings Clause.

(a)           Credit Parties.  Notwithstanding any other provision herein, in respect of each Credit Party, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

(b)           [Reserved]

10.19      Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20      Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21      Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act or other applicable laws relating to money laundering and/or terrorist financing, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act or other applicable laws relating to money laundering and/or terrorist financing.

10.22      Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23      [Reserved.]

10.24      Judgment Currency.

(a)           If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.24 referred to as the “Judgment Currency”) an amount due under any Credit Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.24 being hereinafter in this Section 10.24 referred to as the “Judgment Conversion Date”).

(b)           If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.24(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Credit Party under this Section 10.24(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Credit Documents.

(c)           The term “rate of exchange” in this Section 10.24 means the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LEHMAN BROTHERS HOLDINGS INC.,
as Borrower

By:	/s/ James P. Seerey, Jr.
Name: James P. Seerey, Jr.
Title: Authorized Signatory

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Philip Capparis
Name: Philip Capparis
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

1

APPENDIX A

TO SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT

Commitments

Lender	Revolving Loan Commitment	Pro Rata Share
Barclays Bank plc	$200,000,000.00	100%
Total	$200,000,000.00	100%

Lender	Term Loan Commitment	Pro Rata Share
Barclays Bank plc	$250,000,000.00	100%
Total	$250,000,000.00	100%

APPENDIX A

1

APPENDIX B

TO SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

Notice Addresses

LEHMAN BROTHERS HOLDINGS INC.

745 7th Avenue
New York, NY
Attention: Chief Financial Officer

BARCLAYS BANK PLC,

Administrative Agent’s and Collateral Agent’s Principal Office and as Lender:

200 Park Ave

New York, NY 10166

Attention: Diane Rolfe
Telecopier: 212-412-7600
Email and for delivery of final financial statements for posting: diane.rolfe@barcap.com with a copy to:

BARCLAYS CAPITAL

200 Park Ave

New York, NY 10166

Attention: Diane Rolfe
Telecopier: 212-412-7600
Email: diane.rolfe@barcap.com

with a copy to:

CLEARY GOTTLIEB STEEN & HAMILTON LLP
1 Liberty Plaza
New York, NY 10006

Attention:	Lisa Schweitzer, Esq.
lschweitzer@cgsh.com
Margaret Peponis, Esq.
mpeponis@cgsh.com
Facsimile:	(212) 225-3999

APPENDIX B

1

EXHIBIT A-1 TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT

FORM OF FUNDING NOTICE

Reference is made to the Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of September 17, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code (“Borrower”), the Lenders party thereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent and Collateral Agent.

Pursuant to [Section 2.3]/[Section 2.4] of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy], (the “Borrowing Date”):

1.	Revolving Loans	$[ , , ]

☐ [Base Rate Loans:]

	☐ [Eurodollar Rate Loans, with an initial	$[ , , ]
Interest Period of month(s):]

2.	Term Loans

	☐ [Base Rate Loans:]	$[ , , ]

☐ [Eurodollar Rate Loans, with an initial
	Interest Period of month(s):]	$[ , , ]

Borrower hereby certifies that:

(i)                                                             as of the Borrowing Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Borrowing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date;

(ii)                                                          as of the Borrowing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT A-1-1

Date: [mm/dd/yy]	LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

EXHIBIT A-1-2

EXHIBIT A-2 TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of September 17, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code (“Borrower”), the Lenders party thereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent and Collateral Agent.

Pursuant to Section 2.10 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [                                  ]:

1.  Term Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

2.  Revolving Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is now continuing.

Date: [mm/dd/yy]	LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:
By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT B-1 TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT

TERM LOAN NOTE

$[ ]
[ , , 20]	New York, New York

FOR VALUE RECEIVED, LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [                                  ] dollars ($[                            ]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Superpriority Debtor in Possession Credit Agreement (dated as of September 17, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code, the Lenders party thereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent and Collateral Agent.

Borrower shall make principal payments on this Note as set forth in Section 2.13 of the Credit Agreement.

This Note is in the aggregate principal amount of $[                            ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Term Loan Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may

EXHIBIT B-1-1

be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-1-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

EXHIBIT B-1-3

EXHIBIT B-2 TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AGREEMENT

REVOLVING LOAN NOTE

$[                                  ]

[ , , 20 ]	New York, New York

FOR VALUE RECEIVED, LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount equal to the lesser of (a) [                                  ] dollars ($[                            ]) and (b) the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) made by Lenders to Borrower.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of September 17, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code, the Lenders party thereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent and Collateral Agent.

Borrower shall make principal payments on this Note as set forth in Section 2.13 of the Credit Agreement.

This Note is in the aggregate principal amount of $[                            ] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

EXHIBIT B-2

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

EXHIBIT B-2

TRANSACTIONS ON
REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2

EXHIBIT C TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.                                       I am the Chief Financial Officer of each of LEHMAN BROTHERS HOLDINGS INC. (“Borrower”).

2.                                       I have reviewed the terms of that certain Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of September 17, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code (“Borrower”), the Lenders party thereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent and Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.                                       The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered pursuant to Section 5.1(f) of the Credit Agreement.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT C

EXHIBIT D-1 TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

OPINION OF WEIL, GOTSCHAL & MANGES LLP SPECIAL COUNSEL

EXHIBIT D-1

EXHIBIT D-2 TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

OPINION OF RICHARDS, LAYTON & FINGER LLP SPECIAL COUNSEL

EXHIBIT D-2

EXHIBIT E TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in that certain Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of September 17, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code (“Borrower”), the Lenders party thereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent and Collateral Agent, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.                           Assignor:

2.                           Assignee:                                                                                                                          [and is an Affiliate/Approved Fund(1)]

3.                           Borrower:                                                                                                  Lehman Brothers Holdings Inc.

4.                           Administrative Agent:                               Barclays Bank Plc, as the administrative agent under the Credit Agreement

5.                           Assigned Interest:

Facility Assigned	Aggregate Amount of Term Commitment/Loans for all Lenders	Amount of Term Commitment/Loans Assigned	Percentage Assigned of Term Commitment/Loans(2)
Term Loan Commitment	$	$		%

(1)                                  Select as applicable

(2)                                  Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

EXHIBIT E-1

Facility Assigned	Aggregate Amount of Revolving Loans for all Lenders	Amount of Revolving Loans Assigned	Percentage Assigned of Revolving Loans(3)
Revolving Loan Commitment	$	$		%

6.                                       Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.                                       Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

(3)                                  Set forth, to at least 9 decimals, as a percentage of the Revolving Loans of all Lenders thereunder.

EXHIBIT E-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](4) Accepted:

BARCLAYS BANK PLC, as

   Administrative Agent

By:
Title:

[Consented to:](5)

FEDDERS NORTH AMERICA, INC.

By:
Title:

(4)                                  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)                                  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

EXHIBIT E-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.             Payments.  All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1           With respect to Assigned Interests for Term Loans, unless notice to the contrary is delivered to the Lender from the Administrative Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date.  On and after the applicable Effective Date, the Assignee shall be entitled to receive

EXHIBIT E-4

all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.

2.2           With respect to Assigned Interests for Revolving Loans, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.(6)

3.             General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

(6) Administrative Agent should consider whether this method conforms to its systems.  In some circumstances, the following alternative language may be appropriate:  “From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

EXHIBIT E-5

EXHIBIT F TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is hereby made to that certain Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of September 17, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code (“Borrower”), the Lenders party thereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent and Collateral Agent.  Pursuant to Section 2.23(c)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a (A) “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” related to the Borrower as described in section 881(c)(3)(C) of the Internal Revenue Code.

Date: [ ]	[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT F-1

EXHIBIT G TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1.             I am, respectively, the chief executive officer and the chief executive officer of LEHMAN BROTHERS INC., a Delaware corporation, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code (“Borrower”).

2.             Pursuant to Section 2.2 of that certain Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of September 17, 2008 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, a debtor and a debtor in possession under chapter 11 of the Bankruptcy Code (“Borrower”), the Lenders party thereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent and Collateral Agent, Borrower requests that Lenders make the following Term Loans to Borrower on September [    ], 2008 (the “Closing Date”):

Term Loans:                       [$                  ]

3.             I have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.             Based upon my review and examination described in paragraph 3 above, I certify, on behalf of Borrower, that as of the date hereof:

(i)            as of the Closing Date, the representations and warranties contained in each of the Credit Documents are true and correct in all respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all respects on and as of such earlier date;

(ii)           as of the Closing Date, no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby;

(iii)          as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(iv)          as of the Closing Date, the condition in Section 3.3(d) is satisfied.

EXHIBIT G-1

The foregoing certifications are made and delivered as of September       , 2008.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title: Chief Financial Officer

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT G-2

EXHIBIT H TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

PLEDGE AGREEMENT

EXHIBIT H-1

EXHIBIT I TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

U.S. INTERIM ORDER

EXHIBIT I-1

EXHIBIT J TO

SENIOR SECURED SUPERPRIORITY DEBTOR IN POSSESSION

CREDIT AGREEMENT

CASH FLOW FORECAST

EXHIBIT J-1